Exhibit 99.1
AFC Reports 2006 Mid-Quarter Update for Period 5 and Period 6 Operating Results
AFC also Announces Expansion of Stock Repurchase Program
ATLANTA, June 28 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, reported operational results for its financial period 5 which ended May 14, 2006 and period 6 which ended June 11, 2006, and announced that its Board of Directors has approved increasing its stock repurchase program by an additional $50 million.
AFC Chief Executive Officer Ken Keymer stated, “Our business remains healthy, despite downward pressure in the retail sector, generating domestic same-store sales growth year-to-date of 4.9 percent and global openings of 56 units. Additionally, our Board’s approval of an expansion of our Stock Repurchase Program reaffirms our belief that share repurchase is accretive and remains a significant strategy for deploying cash generated from our core business operations.”
Period 5 and Period 6 Operating Performance Results for Popeyes
Popeyes reported domestic same-store sales growth was up 2.9 percent in period 5 and up 2.2 percent in period 6 of 2006, compared to up 3.1 percent and up 2.4 percent for period 5 and period 6 of 2005. These results represented positive same-store sales growth for the twenty-fifth and twenty- sixth consecutive periods. Popeyes anticipates full-year domestic same-store sales growth for 2006 to be at the upper end of the range of its previous projections of up 2.0-3.0 percent.
Popeyes domestic system-wide average check was up 5.6 percent for period 5 and up 5.1 percent for period 6. Domestic system-wide transactions for period 5 and period 6 were down 2.5 percent and down 2.8 percent, respectively. The increase in average check continues to be driven by large box and Combo Meal sales. The Company attributes the decline in transactions primarily to a reduction in the discretionary income of customers, which adversely impacts visit frequency. The Company’s upcoming national cable advertising campaign with a strong value offering is designed to address this visit frequency issue.
The Popeyes system opened a total of 23 restaurants during period 5 and period 6 of 2006, compared to 13 total system-wide openings during the same periods in 2005. These openings included 13 units domestically and 10 units internationally, which further penetrated Popeyes’ existing markets. Popeyes anticipates full year 2006 system-wide openings to be at the upper end of the previous projection of 130-140 units, with domestic openings at over 60 percent of the total amount.
On a system-wide basis, Popeyes had 1,837 units at the end of period 6 of 2006. Total unit count was comprised of 1,503 domestic units and 334 units in Puerto Rico, Guam and 24 foreign countries. This total unit count represented 1,788 franchised and 49 company-owned restaurants, which included the Company’s acquisition of 13 franchised restaurants in the Memphis and Nashville, Tennessee markets.
As of June 28, 2006, Popeyes had 16 company-owned restaurants open and operating in the New Orleans market. The Company projects a total of 18-22 company-owned restaurants to be open and operating in New Orleans by year end fiscal 2006.
The Company’s projections for general and administrative expenses remain consistent with previous guidance at $46-$48 million for fiscal year 2006.
Stock Repurchase Program
Year-to-date, the Company has repurchased 1,301,914 shares for $17.6 million, utilizing the full amount of the Board’s previous authorization. As of June 28, 2006, AFC announced that its Board of Directors has approved increasing the authorization under its stock repurchase program by an additional $50 million, effective immediately. This expanded multi-year program is subject to the limitations of the Company’s “2005 Credit Facility.” Under those limitations, the Company would have the ability to repurchase approximately $7.0 million of additional shares during the remainder of fiscal year 2006.
The expanded stock repurchase program, which is open-ended, allows the Company to repurchase its shares on the open market from time to time in accordance with the requirements of the Securities and Exchange Commission.
As of June 28, 2006, there were 29.2 million shares of the Company’s common stock outstanding.
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of June 11, 2006, Popeyes had 1,837 restaurants in the United States, Puerto Rico, Guam and 24 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice(R) by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public
Relations
(404) 459-4572 or popeyescommunications@popeyes.com
Domestic Same-Store Sales Growth

	Period 5	Period 5	Period 6	Period 6
	Ended	Ended	Ended	Ended
	5/14/06	5/15/05	6/11/06	6/12/05
Company	14.6%	6.0%	11.9%	4.1%
Franchised (a)	2.5%	2.9%	1.8%	2.3%
Total Domestic	2.9%	3.1%	2.2%	2.4%
International (b)	(5.9%)	(0.9%)	(3.0%)	(2.7%)
Total Global	2.1%	2.7%	1.7%	1.9%
Total Franchised
(a and b)	1.7%	2.5%	1.3%	1.8%
Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brand are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, the need to continue to improve our internal controls, adverse effects on operations from Hurricane Katrina, the Company’s ability to recover related losses from its insurers and the economic impact on consumer spending in markets affected by Katrina, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of increased gasoline prices, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2005 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward- looking statements.